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                                                                     Exhibit 2.7

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT ("Agreement"), made as of the 23rd day of January, 2000, by and among (i) BLOOMINGTON BROADCASTING HOLDINGS, INC., a Delaware corporation ("BBH"); (ii) the Persons listed on Schedule 1 hereto (collectively, the "Stockholders"); and (iii) CITADEL BROADCASTING COMPANY, a Nevada corporation ("Citadel").

                                    RECITALS:

         A. The Company (as herein defined) is the licensee of and owns and operates 19 radio stations serving the Grand Rapids, Michigan market (four stations), the Columbia, South Carolina market (four stations), the Johnson City-Kingsport-Bristol, Tennessee market (four stations), the Chattanooga, Tennessee market (four stations), and the Bloomington, Illinois market (three stations), as more particularly identified on Schedule 2 hereto (collectively, the "Stations"), and has agreed to acquire one additional station in the Johnson City-Kingsport-Bristol, Tennessee market.

         B. The Stockholders own all of the issued and outstanding shares of capital stock of BBH.

         C. Citadel desires to purchase from the Stockholders, and the Stockholders desire to sell to Citadel, all of the Stockholders' shares of capital stock of BBH, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    SECTION 1

                                   DEFINITIONS

         The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Accounts Receivable" means the accounts receivable of the Company, exclusive of Trade Receivables, existing as of the Closing.

         "Act" means the Communications Act of 1934, as amended.

         "Affiliate" of any Person means any other Person (a) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, the first Person, or (b) any

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interests of which are owned, in whole or in part, directly or indirectly, by the first Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controls," "controlled by," and "under direct or indirect control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of the Person, whether through the ownership of voting securities or by contract or otherwise.

         "Assets" means all of the property of every kind or nature of the Company, including without limitation the Real Property, the Real Property Leases, the Intellectual Property, the Personal Property, the Trade Receivables, the Accounts Receivable and the Cash, and all books, records and accounts of the Company.

         "BBC" means Bloomington Broadcasting Corporation, a Delaware corporation.

         "BBH Common Stock" means common stock, par value $0.01 per share, of BBH.

         "BBH Preferred Stock" means the Series A Convertible Participating Preferred Stock, par value $0.01 per share, of BBH.

         "Broker" means First Union Securities, Inc.

         "Business" means the business in which the Company is engaged as of the date hereof.

         "Cash" means the cash and cash equivalents of the Company existing as of the Closing.

         "Chattanooga Sub" means Radio Chattanooga, Inc., a Tennessee corporation.

         "Citadel's Disclosure Schedule" means Schedule 3 to this Agreement.

         "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Section 11.

         "Closing Certificate" means the certificate of the Company dated the Closing Date and delivered to Citadel, which sets forth a true and correct calculation, including supporting documentation, of (i) the Net Working Capital,
(ii) the Indebtedness for Borrowed Money of the Company as of the Closing and
(iii) the WODJ Amount.

         "Closing Date" has the meaning specified in Section 11.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Columbia Sub" means Radio South Carolina, Inc., a South Carolina corporation.

         "Company" means, collectively, BBH, BBC and the Operating Subsidiaries, taken as a whole.


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         "Company's Disclosure Schedule" means Schedule 4 to this Agreement.

         "Company's Disclosure Supplement" has the meaning specified in
Section 15.3.

         "Confidential Information" has the meaning specified in Section 10.7.

         "Contracts" means all (a) contracts, agreements, licenses, leases, arrangements and other documents to which the Company is a party or by which the Company or the assets of the Company are bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings) creating an obligation of $15,000 or more on an individual basis; (b) uncompleted orders for the purchase by the Company of materials, supplies, equipment and services existing as of the date hereof and with respect to which the remaining obligation of the Company is $15,000 or more on an individual basis; and (c) contingent contractual obligations and liabilities of the Company known to the Company existing as of the date hereof and constituting an obligation of $15,000 or more on an individual basis; provided, however, that for purposes of the first and last sentences of Section 3.16, all references in this definition to $15,000 shall be changed to $50,000.

         "Credit Agreement" means that certain Credit Agreement dated as of June 30, 1998 by and among BBC, First Union National Bank, as Administrative Agent, Fleet National Bank, as Documentation Agent, and the lenders party thereto, as modified, amended or supplemented from time to time.

         "Damages" has the meaning specified in Section 14.1.

         "Draw Condition" has the meaning specified in Section 15.2(a).

         "Environmental Claims" means and includes, without limitation: (a) claims, demands, suits, and causes of action for personal injury or lost use of property, to the extent any of the foregoing arise out of Environmental Conditions; (b) claims for damages to natural resources; (c) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under CERCLA, RCRA or other Environmental Laws; (d) a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to RCRA; (e) claims for restitution, contribution or equitable indemnity from third parties or any governmental agency pursuant to Environmental Laws; (f) fines, penalties or Liens against property under any Environmental Laws; and (g) claims for injunctive relief or other orders or notices of violation from Governmental Authorities with respect to Environmental Conditions.

         "Environmental Conditions" means conditions of the environment, including natural resources (including flora and fauna), soil, surface water, ground water, any present drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Materials by the Company or by a Person for whom the Company shall be liable pursuant to applicable laws. With respect to claims by current or former employees of the


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Company, Environmental Conditions also includes the exposure of Persons to
Hazardous Materials within work places on any real estate owned or occupied by the Company.

         "Environmental Laws" has the meaning specified in the definition of Hazardous Materials.

         "Environmental Noncompliance" means, but is not limited to: (a) the release or threatened release as a result of the activities of a Person of any Hazardous Materials into the environment, any storm drain, sewer, septic system or publicly owned treatment works, in violation of any effluent emission limitations, standards or other criteria established by any Environmental Law;
(b) any facility or operations which do not conform to the requirements of applicable Environmental Laws; and (c) any condition noted in any environmental site assessments, studies, tests or reports performed for the Real Property or Leaseholds which is concluded therein to create or cause to exist a recognized environmental condition or to pose an environmental risk.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Equity Percentage Letter" has the meaning specified in Section 2.2.

         "FCC" means the Federal Communications Commission.

         "FCC Applications" has the meaning specified in Section 10.1.

         "FCC Approval" has the meaning specified in Section 10.1.

         "FCC Licenses" means the main station license for each Station, together with each of the other consents, rights, licenses, permits and other authorizations issued by the FCC and held by the Company in connection with, or pertaining to, the conduct of the business and operation of the Stations, together with any renewals and extensions thereof and any applications therefor pending on the Closing Date, and any and all applications made by the Company for such consents, rights, licenses, permits and other authorizations.

         "Final Order" means a written action or order issued by the FCC or its staff setting forth the FCC Approval (or a denial thereof), (a) which action or order has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which action or order (i) no requests have been filed and are pending for administrative or judicial review, rehearing, reconsideration, appeal or stay, and the time period for filing any such requests and for the FCC to set aside the action on its own motion under the provisions of the Act or the rules, regulations and policies of the FCC has expired, or (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time applied on a consistent basis during the periods involved.


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         "Governmental Authority" means any government, whether federal, state or local, or any other political subdivision thereof, or any agency, tribunal or instrumentality of any such governmental or political subdivision, or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Grand Rapids Sub" means Michigan Media, Inc., a Michigan corporation.

         "Hazardous Materials" means hazardous wastes, hazardous substances, hazardous constituent or toxic substances, whether solids, liquids or gases, including but not limited to substances defined as "PCBs," "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," "petroleum," or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601; the Clean Water Act ("CWA"), 33 U.S.C.
Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; or any similar state law; and in the rules, regulations or ordinances adopted pursuant to the preceding laws or other similar laws, regulations, rules or ordinances now in effect (collectively, the "Environmental Laws").

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

         "HSR Filing" has the meaning specified in Section 10.6.

         "Indebtedness for Borrowed Money" means, without duplication, (a) all indebtedness of a Person in respect of money borrowed (including without limitation indebtedness which represents the unpaid amount of the purchase price of any property), (b) all indebtedness of a Person evidenced by a promissory note, bond or similar written obligation to pay money, (c) all indebtedness guaranteed by a Person or for which a Person is contingently liable, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse, and any commitment by which any such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, and (d) all monetary obligations of a Person under any lease or similar arrangement, which obligations would be classified and accounted for as capital obligations on a balance sheet of such Person under GAAP.

         "Indemnitee" has the meaning specified in Section 14.3.

         "Indemnitor" has the meaning specified in Section 14.3.

         "Intellectual Property" means the call letters of each Station and all of the copyrights, service marks, trademarks, trade names, patents and other similar rights, including applications and registrations therefor, in which the Company has any right, title or interest.

         "Interim Balance Sheet" has the meaning specified in Section 3.10.


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         "Knowledge of the Company", or words of similar meaning, means the actual knowledge of Kenneth H. Maness, Richard D. Johnson and the Stations' general managers.

         "Leaseholds" has the meaning specified in Section 3.15(e).

         "Letter of Credit" has the meaning specified in Section 2.3.

         "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, claim, easement, transfer restriction, lien (statutory or otherwise) or security interest of any kind or nature whatsoever.

         "Mandatory Consents" has the meaning specified in Section 6.12.

         "Markets" means, collectively, the Grand Rapids, Michigan market, the Columbia, South Carolina market, the Johnson City-Kingsport-Bristol, Tennessee market, the Chattanooga, Tennessee market and the Bloomington, Illinois market.

         "Material Adverse Effect" means any material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company.

         "Net Working Capital" means the current assets of the Company (including without limitation Accounts Receivable, prepaid expenses and other current assets, but excluding Cash and Trade Receivables) as of the Closing Date minus the current liabilities of the Company (including without limitation accounts payable and accrued liabilities, but excluding Trade Liabilities and the current portion of, and accrued interest on, Indebtedness for Borrowed Money) as of the Closing Date, determined in accordance with GAAP.

         "Net Working Capital Shortfall" means the amount, if any, by which $3,000,000 exceeds Net Working Capital.

         "Obligations" means, without duplication, all (a) Indebtedness for Borrowed Money, (b) accrued Taxes, accounts payable, accrued liabilities and all other liabilities and obligations of the type normally required by GAAP to be reflected on a balance sheet, (c) commitments by which a Person assures a creditor against loss, including the face amount of all letters of credit and, without duplication, all drafts drawn thereunder, (d) obligations guaranteed in any manner by a Person, (e) obligations under capitalized leases in respect of which obligations a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (f) obligations under acceptance facilities, (g) obligations secured by a Lien on property of a Person, (h) obligations under interest rate or currency exchange or swap agreements, (i) unsatisfied obligations for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA, (j) indebtedness issued or obligation incurred in substitution or exchange for any Obligations, (k) costs or expenses incurred by a Person of any nature, whether or not currently payable, and (l) other liabilities or obligations of a Person, in each of the foregoing instances whether absolute or contingent, known or unknown, and whether or not normally required by GAAP to be reflected on a balance sheet.


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         "Operating Subsidiaries" means, collectively, the Chattanooga Sub, the
Columbia Sub, the Grand Rapids Sub, the Tri-Cities Sub and the Twin Cities Sub.

         "Pending Acquisition" has the meaning specified in Section 10.10.

         "Permits" means all FCC Licenses applicable to the Stations, and all other permits, licenses, approvals, franchises, notices and authorizations applicable to the Stations issued by any Governmental Authorities.

         "Permitted Encumbrances" means (a) Liens in favor of the Senior Lenders which secure the Senior Debt; (b) Liens for Taxes, assessments or governmental charges, or landlords' mechanics', workmen's, materialmen's or similar Liens, in each case that are not delinquent or which are being contested in good faith; and (c) with respect to the Real Property, those certain title exceptions which do not or could not, individually or in the aggregate, interfere with the current use of the Real Property in any material respect.

         "Person" means an individual, corporation, partnership, joint venture, joint stock company, association, trust, business trust, unincorporated organization, Governmental Authority, or any other entity of whatever nature.

         "Personal Property" means all of the tangible personal property, improvements and fixtures of every kind of the Company.

         "Pre-Closing Damages" has the meaning specified in Section 15.3.

         "Purchase Price" has the meaning specified in Section 2.2.

         "Real Property" means all of the right, title and interest of the Company in and to real property owned by the Company.

         "Real Property Leases" means all of the leasehold interests of the Company pursuant to real property leases.

         "Recipient" has the meaning specified in Section 10.7.

         "Senior Debt" means the Company's Indebtedness for Borrowed Money under the Credit Agreement.

         "Senior Lenders" means the lenders under the Credit Agreement.

         "Shares" has the meaning specified in Section 2.1.

         "Stations" has the meaning set forth in the recitals to this Agreement.

         "Stockholder Documents" means, collectively, (a) that certain Shareholders Agreement dated June 30, 1998 among BBH and the Stockholders, (b) that certain Bloomington


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Broadcasting Holdings, Inc. 1998 Stock Option and Grant Plan and (c) those six certain Restricted Stock Purchase Agreements dated June 30, 1998 between BBH and each of Kenneth H. Maness, Richard D. Johnson, William L. McElveen, Dan Brown, Donald Raines and Barclay A. Brandmiller.

         "Stockholder Rep" means Media/Communications Partners III Limited Partnership, as representative of the Stockholders.

         "Subordinated Debt" means the Company's Indebtedness for Borrowed Money to the Stockholders.

         "Supplemental Financial Statements" has the meaning specified in
Section 6.9.

         "Taxes" means all taxes, charges, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll and franchise taxes, and any taxes required by law to be withheld, which taxes are imposed by any Governmental Authority; and such term shall include any interest, penalties, or additions to tax attributable to such assessments.

         "Threshold" has the meaning specified in Section 14.5(a).

         "Trade Agreements" means and includes those agreements entered into by the Company for the sale of advertising time on the Stations for consideration other than cash, which agreements are in effect as of the Closing.

         "Trade Liabilities" means the fair market value of the Company's liability as of the Closing for unperformed time under the Trade Agreements.

         "Trade Receivables" means the fair market value of goods and services to be received by the Company after the Closing under the Trade Agreements.

         "Tri-Cities Sub" means Tri-Cities Radio Corp., a Tennessee corporation.

         "Twin Cities Sub" means Twin Cities Broadcasting Corp., an Illinois corporation.

         "WGOC" has the meaning specified in Section 10.10.

         "WGOC Agreement" has the meaning specified in Section 10.10.

         "WGOC Owner" has the meaning specified in Section 10.10.

         "WGOC TBA" has the meaning specified in Section 10.10.

         "WODJ Amount" means, to the extent not paid prior to the Closing by the Company, all liabilities and obligations of the Company pursuant to that certain Option Agreement between



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BBC and Clear Channel Communications, Inc. relating to the Company's acquisition of substantially all of the assets of WODJ-FM licensed to Greenville, Michigan.

                                    SECTION 2

                   PURCHASE AND SALE OF SHARES; PURCHASE PRICE

         2.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, each Stockholder agrees to sell, assign and convey to Citadel, and Citadel agrees to purchase, acquire and accept from each Stockholder, the number of shares of BBH Common Stock and BBH Preferred Stock owned by such Stockholder as set forth on Schedule 1 hereto (collectively, the "Shares").

         2.2 Purchase Price. The aggregate purchase price to be paid to the Stockholders for the purchase of the Shares shall be $175,000,000, plus, if the Pending Acquisition is consummated prior to the Closing Date, the lesser of (x) $850,000 or (y) the purchase price actually paid by the Company to consummate the Pending Acquisition, minus (i) the aggregate amount of Indebtedness for Borrowed Money of the Company as of the Closing Date (including without limitation Senior Debt, Subordinated Debt and any prepayment penalty or premium payable with respect thereto), (ii) the Net Working Capital Shortfall and (iii) the WODJ Amount (such net amount, the "Purchase Price"). The Purchase Price shall be paid at the Closing as follows: (a) $2,000,000 of the Purchase Price shall be delivered to the Stockholder Rep (for the purpose of the payment of professional fees and other costs and expenses incurred by the Stockholders in connection with the transactions contemplated hereby), on behalf of the Stockholders, in cash or by wire transfer of immediately available funds to an account designated by the Stockholder Rep in writing to Citadel at least three days prior to the Closing Date, and (b) the remainder of the Purchase Price shall be paid to the Stockholders, in accordance with their percentage ownership of BBH as of the Closing Date as set forth in the Equity Percentage Letter, in cash or by wire transfer of immediately available funds to the respective accounts designated by the Stockholders in writing to Citadel at least three days prior to the Closing Date. Not later than the date which is three days prior to the Closing Date, the Stockholder Rep shall deliver to Citadel a letter (the "Equity Purchase Letter") setting forth each Stockholder's ownership percentage of BBH. In the event that the Stockholder Rep fails to deliver such letter, Citadel shall pay the Purchase Price to an account designated by the Stockholder Rep, and the Stockholder Rep shall be solely responsible for the delivery of the Purchase Price to the Stockholders. The Stockholders hereby (x) irrevocably appoint the Stockholder Rep as their representative for purposes of receiving the payment described in clause (a) of third preceding sentence and
(y) acknowledge and agree that, upon payment of the Purchase Price as described herein, Citadel shall have no further obligation to the Stockholders in respect of the payment of the Purchase Price.

         2.3 Letter of Credit. Simultaneously with the execution of this Agreement, Citadel shall deliver to BBH an irrevocable letter of credit in favor of BBH, issued by Credit Suisse First Boston, in the amount of $15,000,000 which shall be in the form attached as Exhibit A hereto (the "Letter of Credit"). The Letter of Credit shall provide that the issuing bank shall make


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payment on the Letter of Credit upon such bank's receipt of a joint certificate from the Chief Executive Officer of Citadel and from the President of BBH certifying that a Draw Condition has occurred. At the Closing, BBH shall return the original Letter of Credit to Citadel for cancellation.

                                    SECTION 3

                      REPRESENTATIONS AND WARRANTIES OF BBH

         In connection with the purchase and sale of the Shares and in order to induce Citadel to enter into and consummate the transactions contemplated by this Agreement, BBH makes the representations and warranties set forth in this
Section 3 to Citadel, as of the date of this Agreement and as of the Closing Date (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times). For purposes of this Agreement, to the extent that any disclosure made by the Company would be required to be made in more than one section of Company's Disclosure Schedule, such disclosure may be made by a cross-reference to information set forth in any other sections of Company's Disclosure Schedule.

         3.1      BBH.

                  (a) Organization and Qualification; Authority. BBH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its assets and properties and to conduct the Business. BBH is qualified to do business as a foreign corporation in, and is in good standing under the laws of, the State of Illinois and the Commonwealth of Massachusetts, and is not required to be qualified to do business as a foreign corporation in any other state. BBH has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business as currently conducted.

                  (b) Capitalization. The authorized capital stock of BBH consists solely of (i) 300,000 shares of BBH Common Stock, of which 11,477.40 shares are issued and outstanding and all of which are owned, beneficially and of record, by the Stockholders as set forth on Schedule 1 hereto, (ii) 300,000 shares of BBH Preferred Stock, of which 109,890 shares are issued and outstanding and all of which are owned, beneficially and of record, by the Stockholders as set forth on Schedule 1 hereto, (iii) 400,000 shares of Series B Redeemable Preferred Stock, par value $0.01 per share, of which no shares are issued and outstanding, and (iv) 1,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. The issued and outstanding shares of BBH Common Stock and BBH Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Other than the BBH Preferred Stock, BBH does not have outstanding any options, warrants, stock or other securities convertible or exchangeable for any stock or other securities of BBH.


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                  (c) Repurchase and Other Obligations. Except as set forth in
Section 3.1 of Company's Disclosure Schedule, BBH is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stock or other securities. Except as set forth in Section 3.1 of Company's Disclosure Schedule, no Person is entitled to any preemptive right, right of first refusal or similar right with respect to any stock or other securities of BBH. Except as set forth in Section 3.1 of Company's Disclosure Schedule, there are no agreements, arrangements or trusts between or for the benefit of BBH or the Stockholders with respect to the voting or transfer of stock or other securities, or with respect to any other aspect of BBH's affairs. BBH has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

                  (d) Subsidiaries. BBH does not own, of record or beneficially, any capital stock or equity interest or investment in any Person other than BBC, which is a wholly owned subsidiary of BBH. Except as set forth in Section 3.1 of Company's Disclosure Schedule, BBH owns, beneficially and of record, all of the issued and outstanding shares of capital stock of BBC, free and clear of all Liens.

         3.2      BBC.

                  (a) Organization and Qualification; Authority. BBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its assets and properties and to conduct the Business. BBC is qualified to do business as a foreign corporation in, and is in good standing under the laws of, the State of Illinois, and is not required to be qualified to do business as a foreign corporation in any other state. BBC has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business as currently conducted.

                  (b) Capitalization. The authorized capital stock of BBC consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding and all of which are owned, beneficially and of record, by BBH. The issued and outstanding shares of common stock of BBC have been duly authorized and validly issued, and are fully paid and nonassessable. BBC does not have outstanding any options, warrants, stock or other securities convertible or exchangeable for any stock or other securities of BBC.

                  (c) Repurchase and Other Obligations. BBC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stock or other securities. No Person is entitled to any preemptive right, right of first refusal or similar right with respect to any stock or other securities of BBC. There are no agreements, arrangements or trusts between or for the benefit of BBC or BBH with respect to the voting or transfer of stock or other securities, or with respect to any other aspect of BBC's affairs. BBC has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

                  (d) Subsidiaries. BBC does not own, of record or beneficially, any capital stock or equity interest or investment in any Person other than the Operating Subsidiaries, which


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are wholly owned subsidiaries of BBC. Except as set forth in Section 3.2 of
Company's Disclosure Schedule, BBC owns, beneficially and of record, all of the issued and outstanding shares of capital stock of each Operating Subsidiary, free and clear of all Liens.

         3.3      Chattanooga Sub.

                  (a) Organization and Qualification; Authority. The Chattanooga Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full power and authority to own its assets and properties and to conduct the Business. The Chattanooga Sub is not required to be qualified to do business as a foreign corporation in any state. The Chattanooga Sub has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business as currently conducted.

                  (b) Capitalization. The authorized capital stock of the Chattanooga Sub consists solely of 1,000 shares of common stock, no par value per share, of which 200 shares are issued and outstanding and all of which are owned, beneficially and of record, by BBC. The issued and outstanding shares of common stock of the Chattanooga Sub have been duly authorized and validly issued, and are fully paid and nonassessable. The Chattanooga Sub does not have outstanding any options, warrants, stock or other securities convertible or exchangeable for any stock or other securities of the Chattanooga Sub.

                  (c) Repurchase and Other Obligations. The Chattanooga Sub is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stock or other securities. No Person is entitled to any preemptive right, right of first refusal or similar right with respect to any stock or other securities of the Chattanooga Sub. There are no agreements, arrangements or trusts between or for the benefit of the Chattanooga Sub, BBH or BBC with respect to the voting or transfer of stock or other securities, or with respect to any other aspect of the Chattanooga Sub's affairs. The Chattanooga Sub has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

                  (d) Subsidiaries. The Chattanooga Sub does not own, of record or beneficially, any capital stock or equity interest or investment in any Person.

         3.4      Columbia Sub.

                  (a) Organization and Qualification; Authority. The Columbia Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has full power and authority to own its assets and properties and to conduct the Business. The Columbia Sub is not required to be qualified to do business as a foreign corporation in any state. The Columbia Sub has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business as currently conducted.

                  (b) Capitalization. The authorized capital stock of the Columbia Sub consists solely of 1,000 shares of common stock, no par value per share, of which 200 shares are issued and outstanding and all of which are owned, beneficially and of record, by BBC. The issued and outstanding shares of common stock of the Columbia Sub have been duly authorized and validly issued, and are fully paid and nonassessable. The Columbia Sub does not have outstanding any options, warrants, stock or other securities convertible or exchangeable for any stock or other securities of the Columbia Sub.

                  (c) Repurchase and Other Obligations. The Columbia Sub is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stock or other securities. No Person is entitled to any preemptive right, right of first refusal or similar right with respect to any stock or other securities of the Columbia Sub. There are no agreements, arrangements or trusts between or for the benefit of the Columbia Sub, BBH or BBC with respect to the voting or transfer of stock or other securities, or with respect to any other aspect of the Columbia Sub's affairs. The Columbia Sub has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

                  (d) Subsidiaries. The Columbia Sub does not own, of record or beneficially, any capital stock or equity interest or investment in any Person.

         3.5      Grand Rapids Sub.

                  (a) Organization and Qualification; Authority. The Grand Rapids Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has full power and authority to own its assets and properties and to conduct the Business. The Grand Rapids Sub is not required to be qualified to do business as a foreign corporation in any state. The Grand Rapids Sub has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business as currently conducted.

                  (b) Capitalization. The authorized capital stock of the Grand Rapids Sub consists solely of 10,000 shares of common stock, no par value per share, of which 10,000 shares are issued and outstanding and all of which are owned, beneficially and of record, by BBC. The issued and outstanding shares of common stock of the Grand Rapids Sub have been duly authorized and validly issued, and are fully paid and nonassessable. The Grand Rapids Sub does not have outstanding any options, warrants, stock or other securities convertible or exchangeable for any stock or other securities of the Grand Rapids Sub.

                  (c) Repurchase and Other Obligations. The Grand Rapids Sub is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stock or other securities. No Person is entitled to any preemptive right, right of first refusal or similar right with respect to any stock or other securities of the Grand Rapids Sub. There are no agreements, arrangements or trusts between or for the benefit of the Grand Rapids Sub, BBH or BBC with respect to the voting or transfer of stock or other securities, or with respect to any other aspect of the Grand Rapids Sub's affairs. The Grand Rapids Sub has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

                  (d) Subsidiaries. The Grand Rapids Sub does not own, of record or beneficially, any capital stock or equity interest or investment in any Person.

         3.6      Tri-Cities Sub.

                  (a) Organization and Qualification; Authority. The Tri-Cities Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full power and authority to own its assets and properties and to conduct the Business. The Tri-Cities Sub is not required to be qualified to do business as a foreign corporation in any state. The Tri-Cities Sub has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business as currently conducted.

                  (b) Capitalization. The authorized capital stock of the Tri-Cities Sub consists solely of 1,000 shares of common stock, no par value per share, of which 100 shares are issued and outstanding and all of which are owned, beneficially and of record, by BBC. The issued and outstanding shares of common stock of the Tri-Cities Sub have been duly authorized and validly issued, and are fully paid and nonassessable. The Tri-Cities Sub does not have outstanding any options, warrants, stock or other securities convertible or exchangeable for any stock or other securities of the Tri-Cities Sub.

                  (c) Repurchase and Other Obligations. The Tri-Cities Sub is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stock or other securities. No Person is entitled to any preemptive right, right of first refusal or similar right with respect to any stock or other securities of the Tri-Cities Sub. There are no agreements, arrangements or trusts between or for the benefit of the Tri-Cities Sub, BBH or BBC with respect to the voting or transfer of stock or other securities, or with respect to any other aspect of the Tri-Cities Sub's affairs. The Tri-Cities Sub has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

                  (d) Subsidiaries. The Tri-Cities Sub does not own, of record or beneficially, any capital stock or equity interest or investment in any Person.

         3.7      Twin Cities Sub.

                  (a) Organization and Qualification; Authority. The Twin Cities Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has full power and authority to own its assets and properties and to conduct the Business. The Twin Cities Sub is not required to be qualified to do business as a foreign corporation in any state. The Twin Cities Sub has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business as currently conducted.

                  (b) Capitalization. The authorized capital stock of the Twin Cities Sub consists solely of 10,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding and all of which are owned, beneficially and of record, by BBC. The issued and outstanding shares of common stock of the Twin Cities Sub have been duly authorized and validly issued, and are fully paid and nonassessable. The Twin Cities Sub does not have outstanding any options, warrants, stock or other securities convertible or exchangeable for any stock or other securities of the Twin Cities Sub.

                  (c) Repurchase and Other Obligations. The Twin Cities Sub is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stock or other securities. No Person is entitled to any preemptive right, right of first refusal or similar right with respect to any stock or other securities of the Twin Cities Sub. There are no agreements, arrangements or trusts between or for the benefit of the Twin Cities Sub, BBH or BBC with respect to the voting or transfer of stock or other securities, or with respect to any other aspect of the Twin Cities Sub's affairs. The Twin Cities Sub has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

                  (d) Subsidiaries. The Twin Cities Sub does not own, of record or beneficially, any capital stock or equity interest or investment in any Person.

         3.8 Authority. The execution and delivery of this Agreement by BBH, the performance by BBH of its covenants and agreements hereunder and the consummation by BBH of the transactions contemplated hereby have been duly authorized by all necessary action on the part of BBH. This Agreement has been duly executed and delivered by BBH and constitutes the valid and legally binding agreement of BBH, enforceable against it in accordance with its terms.

         3.9 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement by BBH, nor the consummation of the transactions contemplated hereby by BBH, (a) violates or will violate any provision of any organizational document of BBH; (b) violates or will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (c) violates or will violate, or conflicts with, or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party or by which the Company or any of the Assets is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in Section 3.9 of Company's Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of the Company in connection with the execution and delivery of this Agreement by BBH and the consummation of the transactions contemplated hereby by BBH.

         3.10 Financial Statements. BBH has delivered to Citadel the following financial statements of the Company: (a) the audited balance sheets as of December 31, 1997 and December 31, 1998 and the related statements of income and cash flows for each of the years then ended; and (b) the unaudited balance sheet as of November 30, 1999 and the related statements of income and cash flows for the 11 months then ended (the "Interim Balance Sheet"). Each of the foregoing financial statements (including in all cases the notes thereto, if any) (i) is accurate and complete in all material respects, (ii) is consistent in all material respects with the books and records of the Company (which, in turn, are accurate and complete in all material respects), and (iii) fairly presents in all material respects the financial condition and results of operations of the Company in accordance with GAAP (subject to (i) the lack of footnote disclosure and (ii) other than with respect to year-end financial statements, changes resulting from normal year-end audit adjustments), consistently applied, as of the dates and for the periods set forth therein.

         3.11 Absence of Certain Changes. Since the date of the Interim Balance Sheet, except as set forth in Section 3.11 of Company's Disclosure Schedule or as does not, individually or in the aggregate, have a Material Adverse Effect with respect to clause (a) of this Section 3.11 or as does not, individually or in the aggregate, have a Material Adverse Effect with respect to clauses (b) through (f) of this Section 3.11, there has not been any of the following with respect to the Company: (a) change in the financial condition or in the results of operations, assets, liabilities or business (other than a change resulting solely from general economic conditions affecting the radio broadcasting industry as a whole); (b) damage or destruction, whether or not insured, affecting business operations; (c) actual or threatened dispute with any material provider of software, hardware or services; (d) except in the ordinary course of business, sale or transfer of any tangible or intangible asset used or useful in the operation of any Station, mortgage, pledge or imposition of any Lien (other than a Permitted Encumbrance) on any such asset, lease of real property, machinery, equipment or buildings with respect to any Station entered into or modification, amendment or cancellation of any of its existing leases relating to any Station, or cancellation of any debt or claim;
(e) liability or obligation (contingent or otherwise) incurred under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practices; or (f) dividend or other distribution (of Cash or any other asset of the Company) declared, paid or made to the Stockholders in respect of their equity in the Company.

         3.12 Taxes. The Company has filed or caused to be filed on a timely basis all federal, state, local and other tax returns, reports and declarations required to be filed by it as of the date hereof and has paid all Taxes (including without limitation income, franchise, sales, use, unemployment, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, penalties and fines) reflected as due on such returns, reports or declarations, or pursuant to any assessment received by it in connection with such returns, reports or declarations. All returns, reports and declarations filed by or on behalf of the Company correctly state the Company's liability for Taxes for the respective periods to which such returns, reports and declarations relate. No deficiency in payment of any Taxes for any period has been asserted against the Company by any taxing authority which remains unsettled at the date hereof, and no written inquiries have been received by the Company from any taxing authority with respect to possible claims for Taxes. Except as set forth in Section 3.12 of Company's Disclosure Schedule, since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business.

         3.13 Personal Property and Stations. Section 3.13 of Company's Disclosure Schedule contains a complete and accurate listing of each item of Personal Property with an initial cost of $50,000 or more. Section 3.13 of Company's Disclosure Schedule also contains a complete and accurate list of all of the Stations, and specifies which Operating Subsidiary owns the Assets used in connection with, and operates, each Station.

         3.14 Debt. Section 3.14 of Company's Disclosure Schedule contains a complete and accurate list of all of the Company's Indebtedness for Borrowed Money as of the date of this Agreement and includes the names of the holders of such debt and a list of all material documents governing or related to such debt. Upon the payment in full of such debt, all Liens secured in connection therewith will be released.

         3.15     Title to and Condition of Property.

                  (a) Title. The Company will as of the Closing have good and marketable title to and undisputed possession of all of the Assets, other than the FCC Licenses (which are licensed by the Company), the Leaseholds (which are leased by the Company), any leased Personal Property as described in Section 3.15(a) of Company's Disclosure Schedule (which are leased by the Company) and the Real Property (which is discussed specifically below). Except as set forth in Section 3.15(a) of Company's Disclosure Schedule, such Assets are owned by the Company free and clear of all Liens other than Permitted Encumbrances. Such Assets will, as of the Closing, be owned by the Company free and clear of all Liens other than Permitted Encumbrances.

                  (b) Condition. The Personal Property is in good condition, ordinary wear and tear excepted, adequate and suitable for the operation of each Station as it is currently being operated, and in such condition and repair so that such Station can operate according to the FCC Licenses, the rules, regulations and policies of the FCC and in all other respects in compliance with the Act and all other applicable federal and state laws.

                  (c) [Intentionally Omitted]

                  (d) Sufficiency of Assets. The Assets include all of the assets, which are sufficient in nature, condition and quantity, necessary to permit the operation of each Station in a manner consistent with the past practices of the Company. The Company has not, since the date of the Interim Balance Sheet, removed, or permitted the removal of, any material item of Personal Property from any Station other than removals in the ordinary course of business which were not done in contemplation of the transactions contemplated by this Agreement.

                  (e) Real Property Leases.

                           (i) Section 3.15(e) of Company's Disclosure Schedule
contains a complete and accurate list of the Real Property Leases and the location of the real estate leased thereunder (the "Leaseholds") and the type of facility located on the Leaseholds. The Company has a valid leasehold interest in each of the Leaseholds subject only to the landlord's right of reversion as provided in the Real Property Leases.

                           (ii) None of the Leaseholds is subject to any
covenant or restriction preventing or limiting in any respect the consummation of the transactions contemplated hereby, except for any consent listed in
Section 3.9 of Company's Disclosure Schedule required of the landlords under the Real Property Leases. The Company's right, title and interest in and to the Leaseholds will at the Closing be held by the Company free and clear of all Liens other than the Permitted Encumbrances and the interest of the mortgagee of the landlord under such leases, if any.

                           (iii) The use for which the Leaseholds are zoned
permits the use thereof for the Business consistent with past practices, either as an as of right use, by variance or special permit, or as a pre-existing, non-conforming use. The use and occupancy of the Leaseholds by the Company are in compliance in all material respects with all regulations (other than zoning regulations, which are addressed in the immediately preceding sentence), codes, ordinances and statutes applicable to the Company and the Business, and the Company has not received any written notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv) There are no facts relating to the Company, and,
to the Knowledge of the Company, no facts relating to any other party, that would prevent the Leaseholds from being occupied and used by Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (v) There is not under any Real Property Lease any
material default by the Company or any condition that with notice or the passage of time or both would constitute such a default, and the Company has not received any written notice asserting the existence of any such default or condition.

                           (vi) Each Real Property Lease is valid and binding
and in full force and effect as to the Company, and to the Knowledge of the Company, as to each other party thereto, and except as disclosed in Section 3.15(e) of Company's Disclosure Schedule, has not been amended or otherwise modified.

                           (vii) The Leaseholds constitute all of the real
property (other than the Real Property) in which the Company has a leasehold interest or other interest or right (whether as lessor or lessee) and which is or will prior to the Closing be used in the operation of the Stations.

                  (f) Real Property.

                           (i) Section 3.15(f) of Company's Disclosure Schedule
contains a complete and accurate list of each parcel of the Real Property and the use of such parcel. The Company will as of the Closing have good and marketable title to the Real Property, in fee simple, subject only to the Permitted Encumbrances.

                           (ii) None of the Real Property is subject to any
covenant or restriction preventing or limiting in any respect the consummation of the transactions contemplated hereby. The Company's right, title and interest in and to the Real Property will at the Closing be held by the Company free and clear of all Liens except the Permitted Encumbrances.

                           (iii) The use for which the Real Property is zoned
permits the use thereof for the Business consistent with past practices, either as an as of right use, by variance or special permit, or as a pre-existing, non-conforming use. The use and occupancy of the Real Property by the Company are in compliance in all material respects with all regulations (other than zoning regulations, which are addressed in the immediately preceding sentence), codes, ordinances and statutes applicable to the Company and the Business, and the Company has not received any written notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv) There are no condemnation proceedings or eminent
domain proceedings of any kind pending or, to the Knowledge of the Company, threatened against the Real Property.

                           (v) All of the Real Property is occupied under a
valid and current certificate of occupancy or similar permit. There are no facts that would prevent the Real Property from being occupied and used by Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (vi) The Real Property constitutes all of the real
property which is owned by the Company and which is or will prior to Closing be used in the operation of the Stations, other than the real property to be acquired in the Pending Acquisition.

         3.16 Contractual and Other Obligations. Set forth in Section 3.16 of Company's Disclosure Schedule is a complete and accurate list of all Contracts. Except as set forth in Section 3.16 of Company's Disclosure Schedule, neither the Company, nor, to the Knowledge of the Company, any other Person, is in material default in the performance of any covenant or condition under any Contract, and no written claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute such a default under any covenant or condition under any Contract. Except as set forth in Section 3.16 of Company's Disclosure Schedule, the Company is not a party to any Contract which would terminate or be materially adversely affected by the consummation of the transactions contemplated by this Agreement. Originals or true, correct and complete copies of all Contracts have been provided or made available to Citadel as of the date of this Agreement.

         3.17 Compensation. Set forth in Section 3.17 of Company's Disclosure Schedule is a list of (a) all agreements between the Company and its employees or other Persons providing services for compensation with regard to the Stations, whether individually or collectively, and (b) all employees of the Company or other Persons providing services for the Company with respect to the Stations entitled to receive annual compensation in excess of $35,000 and their respective positions, job categories and salaries. Except as set forth in
Section 3.17 of Company's Disclosure Schedule, the transactions contemplated by this Agreement will not result in any liability for severance pay to any such employee or other Person. The Company has not informed any such employee or other Person that such Person will receive any increase in compensation or benefits or any ownership interest in the Company, Citadel, the Business or Citadel's business. Except as disclosed in
Section 3.17 of Company's Disclosure Schedule, all current employees of the Company are "at will" employees and may be terminated by the Company upon notice of 30 days or less, without liability or obligation except the payment of normal compensation accrued up to the time of termination of employment.

         3.18     Employee Benefit Plans.

                  (a) The Company does not maintain or sponsor, nor is it required to make contributions to or to pay benefits from, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan which affects the employees working, or who formerly worked, at any Station, except as set forth in Section 3.18 of Company's Disclosure Schedule. None of the plans, funds, policies, programs, arrangements or understandings of the Company is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Neither the Company nor any ERISA affiliate of the Company has, within the last five years, contributed to or had the obligation to contribute to any multiemployer plan.
Section 3.18 of Company's Disclosure Schedule fully discloses all of the plans, funds, policies, programs or arrangements sponsored or maintained by the Company pursuant to which any employee or former employee of any Station (or any dependent or beneficiary of any such employee) might be or become entitled to
(1) retirement benefits; (2) severance or separation from service benefits; (3) incentive, performance, stock, share appreciation or bonus awards; (4) health care benefits; (5) disability income or wage continuation benefits; (6) life insurance, death or survivor's benefits; or (7) any type of benefit offered under any arrangement subject to characterization as an "employee benefit plan" within the meaning of section 3(3) of ERISA. As to any such plan, fund, policy, program, arrangement or understanding, all of the following are true with respect to each Station: (A) all amounts due as contributions, insurance premiums and benefits to the date hereof have been timely paid by the Company;
(B) all material requirements of law have been observed with respect to the establishment, operation and, if applicable, the termination thereof, and all material reporting and disclosure requirements have been timely satisfied; (C) no claim or demand has been made by any employee (or beneficiary or dependent of any employee) for benefits (other than routine claims for benefits), or by any taxing authority for taxes or penalties which has not been satisfied in full or which may be or become subject to litigation or arbitration; and (D) any such plan represented by the Company to a "qualified" retirement plan satisfies, in both form and operation, the applicable requirements of Section 401(a) of the Code.

                  (b) The Company has no obligation to provide health or other welfare benefits to any of its former, retired or terminated employees, except as specifically required under Section 4980B of the Code. The Company has complied with any applicable notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

                  (c) Each of the trusts relating to the deferred compensation plans listed in Section 3.18 of Company's Disclosure Schedule holds assets equal to its liabilities through the date hereof, and will hold assets equal in value to its liabilities through the Closing Date.

         3.19 Labor Relations. Except as set forth in Section 3.19 of Company's Disclosure Schedule, there have been no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions, or the terms and conditions of employment, wages (including overtime compensation) and hours of, the Company. Except as set forth in Section 3.19 of Company's Disclosure Schedule, the Company is not engaged in any unfair labor practice or other unlawful employment practice, there are no pending labor disputes and there are no charges of unfair labor practices or other employee-related complaints pending or threatened against the Company or any Station before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. The Company is not bound by any collective bargaining agreement with respect to its employees. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, involving or, to the Knowledge of the Company, threatened against any Station. No issue with respect to union representation is pending or, to the Knowledge of the Company, threatened with respect to the employees of the Company or any Station.

         3.20 Increases in Compensation or Benefits. Subsequent to the date of the Interim Balance Sheet, there have been no increases in the compensation payable or to become payable to any of the employees of the Company, nor has the Company paid or provided for any awards, bonuses, stock options, loans, profit-sharing, pension, retirement or welfare plans or similar or other payments or arrangements for or on behalf of such employees in each case other than (a) pursuant to currently existing contracts, plans, policies, programs or arrangements set forth in Section 3.20 of Company's Disclosure Schedule or otherwise in the ordinary course of business consistent with the Company's past practices or (b) as was required from time to time by governmental legislation affecting wages. The vacation policies of the Company are set forth in Section
3.20 of Company's Disclosure Schedule.

         3.21 Insurance. The Company maintains insurance policies covering all of its properties and assets and the various occurrences which may arise in connection with the operation of the Stations, each of which policies is identified in Section 3.21 of Company's Disclosure Schedule. Such policies maintained by the Company are in full force and effect and all installments of premiums due thereon have been paid in full. The Company has not received any written notices of any pending or threatened termination or material premium increases with respect to any of such policies maintained by the Company. There has been no casualty loss or occurrence to the Company which may give rise to any material claim of any kind not covered by insurance, and the Company is not aware of any casualty occurrence to the Stations which may give rise to any material claim of any kind not covered by insurance. No third party has filed any claim against the Company for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the deductibles set forth in Section 3.21 of Company's Disclosure Schedule. None of the Company's insurance policies will terminate or be adversely affected by the consummation of the transactions contemplated by this Agreement.

         3.22 Litigation; Disputes. Except as set forth in Section 3.22 of Company's Disclosure Schedule, there are no claims, disputes, actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company, the Shares or any Station or that is reasonably likely to prevent or hinder the consummation of the transactions contemplated hereby and, to the Knowledge of the Company, there is no reasonable basis for any such claim, dispute, action, suit, investigation or proceeding. The Company has no knowledge of any default under any such action, suit or proceeding. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority with respect to the Company or the operation of any Station.

         3.23 Trade Receivables and Accounts Receivable. All Trade Receivables and Accounts Receivable are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in a manner consistent with past practices at their recorded amounts, subject only to the reserve for bad debts provided for in the financial statements of the Company.

         3.24     [Intentionally Omitted]

         3.25     Environmental.

                  (a) Prior to the execution of this Agreement, the Company has provided to Citadel a true and correct copy of all environmental site assessments, studies, tests and reports commissioned by or on behalf of the Company or in the Company's possession, custody or control which relate to the Real Property or the Leaseholds.

                  (b) Except as disclosed in Section 3.25 of Company's Disclosure Schedule, to the Knowledge of the Company, (i) there are no conditions, facts or circumstances that constitute Environmental Noncompliance on the Real Property or any of the Leaseholds and (ii) there is no friable asbestos-containing material present on any of the Real Property or any of the Leaseholds that, if disturbed, threatens to release airborne asbestos fibers in excess of applicable local, state and federal standards.

                  (c) Except as disclosed in Section 3.25 of Company's Disclosure Schedule, to the Knowledge of the Company, no structure, improvements, equipment, fixtures, activities or facilities located on the Real Property or any of the Leaseholds uses Hazardous Materials except those used in the ordinary course of the Business and in compliance with applicable Environmental Laws.

                  (d) Except as disclosed in Section 3.25 of Company's Disclosure Schedule, there are no underground storage tanks, or underground piping associated with tanks, used for the management of Hazardous Materials, and, to the Knowledge of the Company, no abandoned underground storage tanks at the Real Property or any of the Leaseholds.

                  (e) The Company has not received notice of any Environmental Claims, and no Environmental Claims have been threatened against the Company nor, to the Knowledge of the Company, is there any reasonable basis for any such Environmental Claims.

         3.26     Permits; Compliance with Applicable Law.

                  (a) General. The Company is not in default under any statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority applicable to it or to the Business or the Assets as to which a default or failure to comply might have, individually or in the aggregate, a Material Adverse Effect. The Company has no knowledge of any reasonable basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. The Company has not received any written notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                  (b) Permits. Set forth in Section 3.26 of Company's Disclosure
Schedule is a complete and accurate list of all of the Permits held by the Company and required or used in the operation of the Stations as currently conducted. Each Station is operating in accordance with the Act and its FCC Licenses and in compliance with the Act and the rules, regulations and policies of the FCC. The Permits set forth in Section 3.26 of Company's Disclosure Schedule are all of the Permits required for the conduct of the Business conducted by the Stations. All of the Permits held by the Company are in full force and effect, and the Company has not engaged in any activity which could reasonably be expected to cause or permit revocation or suspension of any such Permit, and to the Knowledge of the Company, no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which with notice or lapse of time or both would constitute a default by the Company or any other Person under any such Permit. Except as set forth in Section 3.26 of Company's Disclosure Schedule, the Company is not required to be licensed by, and is not subject to the regulation of, any Governmental Authority by reason of the Business.

         3.27 Intellectual Property. Section 3.27 of Company's Disclosure Schedule lists all material Intellectual Property. The use of the Intellectual Property in connection with the operation of the Stations or otherwise by the Company does not infringe upon the proprietary rights of any other Person. No director, officer or employee of the Company has any interest in any of the Intellectual Property, all of which will, as of the Closing, be free and clear of all Liens, other than Permitted Encumbrances. The Company has no knowledge of any infringement by any Person upon the rights of the Company with respect to the Intellectual Property. The Company has not granted any outstanding licenses or other rights to any of the call letters, copyrights, trademarks, trade names or other similar rights with regard to any of the Intellectual Property.

         3.28 Books and Records. The books of account of the Company fairly and accurately reflect in all material respects its income, expenses, assets and liabilities and have been maintained in accordance with reasonable business practices. All of such books and records will be located on the date of the Closing on the business premises of the Stations. The Company's minute books and stock ledgers accurately reflect all actions taken by the Company's board of directors and stockholders, including all issuances and transfers of capital stock of BBH, BBC and the Operating Subsidiaries. Section 3.28 of Company's Disclosure Schedule lists all of the current officers and directors of the Company. At the Closing, the Company's minute books and stock ledgers shall be delivered to Citadel.

         3.29 Related Party Obligations. Except as set forth in Section 3.29 of Company's Disclosure Schedule, no officer, director, shareholder or Affiliate of the Company, or any individual related by blood or marriage to any such Person, or any entity in which any such Person or individual owns any beneficial interest is a party to any agreement, contract, commitment, promissory note, loan, any other actual or proposed transaction with the Company or has any material interest in any material property used by the Company which is material to the operation of the Stations.

         3.30 Year 2000 Compliance. To the Knowledge of the Company, all hardware and software constituting part of the Assets is able to accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it.

         3.31 Disclosure. To the Knowledge of the Company, no representation or warranty made under this Section 3 and none of the information furnished by the Company set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading, in light of the circumstances under which such representations and warranties are made.

                                    SECTION 4

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

         In connection with the purchase and sale of the Shares and in order to induce Citadel to enter into and consummate the transactions contemplated by this Agreement, each Stockholder, as to itself or himself only, makes the representations and warranties set forth in this Section 4 to Citadel, as of the date of this Agreement and as of the Closing Date (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times).

         4.1 Authority. Each Stockholder (other than individuals) is an entity duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation and has full power and authority (a) to own its assets and properties and to conduct its business as currently conducted and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholders, the performance by the Stockholders of their covenants and agreements hereunder and the consummation by the Stockholders of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholders. This Agreement has been duly executed and delivered by the Stockholders and constitutes the valid and legally binding agreement of the Stockholders, enforceable against each of them in accordance with its terms.

         4.2 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement by the Stockholders, nor the consummation of the transactions contemplated hereby by the Stockholders, (a) violates or will violate any provision of any organizational document of any Stockholder; (b) violates or will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (c) violates or will violate, or conflicts with, or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which any Stockholder is a party or by which any Stockholder or any of the Shares is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in
Section 3.9 of Company's Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of the Stockholders in connection with the execution and delivery of this Agreement by the Stockholders and the consummation of the transactions contemplated hereby by the Stockholders.

         4.3 Share Ownership. Each Stockholder owns, beneficially and of record, Shares as indicated on Schedule 1 hereto, free and clear of all Liens.

         4.4 Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of the Stockholders, threatened against or affecting the Stockholders or the Shares that is reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.

         4.5 Disclosure. To the knowledge of the Stockholders, no representation or warranty made under this Section 4 contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading, in light of the circumstances under which such representations and warranties are made.

                                    SECTION 5

                    REPRESENTATIONS AND WARRANTIES OF CITADEL

         In connection with the purchase and sale of the Shares and in order to induce the Stockholders to enter into and consummate the transactions contemplated by this Agreement, Citadel makes the representations and warranties set forth in this Section 5 to the Stockholders as of the date of this Agreement and as of the Closing Date (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times).

         5.1 Organization; Authority. Citadel is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority (a) to own its assets and properties and to conduct its business as currently conducted and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Citadel, the performance by Citadel of its covenants and agreements hereunder and the consummation by Citadel of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Citadel. This Agreement has been duly executed and delivered by Citadel and constitutes the valid and legally binding agreement of Citadel, enforceable against it in accordance with its terms.

         5.2 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement by Citadel, nor the consummation of the transactions contemplated hereby by Citadel, (a) violates or will violate any provision of the Articles of Incorporation or Bylaws of Citadel; (b) violates or will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority; or (c) violates or will violate, or conflicts with, or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which Citadel is a party or by which Citadel or any of its assets is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in Citadel's Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of Citadel in connection with the execution and delivery of this Agreement by Citadel and the consummation of the transactions contemplated hereby by Citadel.

         5.3 Litigation. There is no litigation, proceeding or investigation pending or, to Citadel's knowledge, threatened against or affecting Citadel that is reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.

         5.4 FCC Qualifications. There are no facts currently known to Citadel which under the Act or the rules, regulations, policies and practices promulgated thereunder, would (a) disqualify Citadel from becoming the holder of the FCC Licenses or an owner or operator of the Stations; (b) disqualify Citadel from consummating the transactions contemplated hereby within the time period contemplated hereby; or (c) otherwise impede in any material respect the consummation of such transactions. As of the date hereof, Citadel does not own, and has not entered into any agreement (other than this Agreement) to acquire, any radio stations in any of the Markets.

         5.5 HSR Matters. There are no facts currently known to Citadel which, under the HSR Act or the rules, regulations, policies and practices promulgated thereunder, would (a) disqualify Citadel from becoming the holder of the FCC Licenses; (b) disqualify Citadel from consummating the transactions contemplated hereby within the time period contemplated hereby; or (c) otherwise impede in any material respect the consummation of such transactions.

         5.6 Availability of Funds. At the Closing, Citadel will have sufficient immediately available funds to purchase the Shares, pay the Purchase Price and pay and discharge in full the

Senior Debt and the Subordinated Debt on the terms and conditions contemplated by this Agreement. Citadel acknowledges and agrees that Citadel's performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Citadel.

                                    SECTION 6

                          AFFIRMATIVE COVENANTS OF BBH

         From and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with its terms, BBH hereby covenants and agrees to:

         6.1 Compliance With Law. Comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         6.2 Payment of Obligations. Discharge the Obligations of the Company (including without limitation Indebtedness for Borrowed Money and other long-term debt and capitalized lease obligations) in the ordinary course of business consistent with past practices so that (a) the Obligations of the Company existing as of the Closing Date consist solely of (i) current liabilities and obligations under executory contracts and commitments which are reasonable and customary in the radio broadcasting industry, (ii) Senior Debt,
(iii) Subordinated Debt and (iv) items listed in Section 6.2 of Company's Disclosure Schedule; (b) the sum of (i) the aggregate amount of Indebtedness for Borrowed Money of the Company as of the Closing Date, (ii) the Net Working Capital Shortfall and (iii) the WODJ Amount, does not exceed $175,000,000; and
(c) the Company does not have any capitalized lease obligations, or any obligations to Dan Keister pursuant to his consulting agreement with the Company. Not less than two business days before the Closing Date, the Stockholders shall deliver to Citadel payoff letters from the Senior Lenders with respect to the Senior Debt and from the Stockholders with respect to the Subordinated Debt. Such payoff letters shall be in form and substance reasonably satisfactory to Citadel and shall include (x) the amount of Senior Debt or Subordinated Debt, as applicable, due as of the Closing Date, (y) wire instructions for the payment thereof and (z) with respect to the Senior Debt, a statement that all Permitted Encumbrances in favor of the Senior Lenders will be released immediately upon the payment in full of such Senior Debt (and a copy of all release documents shall be attached to the payoff letter).

         6.3 Access. Afford Citadel and its authorized representatives, upon reasonable notice, reasonable access during normal business hours to the Stations and the Stations' employees, and permit Citadel and its authorized representatives to examine all operations, equipment, properties and other assets, logs, books, relevant records, contracts and documents pertinent to the Stations; provided, however, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of the Stations.

         6.4 Preservation of Organization. Operate the Business and the Stations in the ordinary course, consistent with past practices, and exercise its commercially reasonable efforts to preserve in all material respects the business organization of the Stations intact and the present relationships of the Stations with employees, suppliers, advertisers and customers and others having material business relationships with the Stations; provided, however, that nothing contained in this Agreement shall
(a) require the Company to expend money in fulfillment of the obligations set forth in this Section 6.4 other than those expenditures that the Company would have made in the ordinary course of the business of the Stations and consistent with past practices or (b) prohibit the Company from using substantially all of the Cash to pay down Senior Debt prior to the Closing.

         6.5 Books and Records. Maintain the books and records of the Company in accordance with reasonable business practices, on a basis consistent with past practices, and make available to Citadel the books, records, tax returns, leases, contracts and other documents or agreements material to the Stations as Citadel or its counsel, accountants or other authorized representatives may from time to time reasonably request.

         6.6 Employees. Pay as and when the same shall become due and payable, in accordance with the Company's past practices, any amounts owed by the Company to its employees who have performed services up to the time of Closing, whether fixed or accrued, for wages, vacation pay, sick pay, severance pay, employee benefits, damages and otherwise.

         6.7 Compliance with FCC Matters. Comply with the FCC Licenses applicable to the Stations and with the provisions of the Act, the rules, regulations and policies of the FCC, and comply in all material respects with all other laws, ordinances, regulations, rules and orders of any Governmental Authority applicable to the Company or to any Station.

         6.8 Taxes. File all federal, state and municipal tax returns, reports and declarations required to be filed by the Company prior to the Closing, and satisfy all Taxes reflected as due on such returns, reports and declarations related thereto, other than any Taxes being contested in good faith and for which adequate reserves have been made on the books and records of the Company.

         6.9 Supplemental Financial Statements. Provide Citadel with copies of (a) the reviewed balance sheet of the Company as of September 30, 1999 and the related statements of income and cash flows for the nine-month period then ended and (b) the monthly unaudited income statements and balance sheets applicable to the Stations prepared by the Company in the ordinary course of business commencing with the month ended December 31, 1999 until Closing (collectively, the "Supplemental Financial Statements"). BBH shall provide such Supplemental Financial Statements to Citadel promptly upon such Supplemental Financial Statements becoming available to the Company. The Supplemental Financial Statements shall be subject to the representations and warranties as set forth in Section 3.10.

         6.10 Further Information. Furnish to Citadel such financial (including tax), legal and other information with respect to the Company, the Business and the Stations as Citadel or its representatives may from time to time reasonably request.

         6.11 Notice. Promptly notify Citadel in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty made by BBH in this Agreement.

         6.12 Consents. Exercise all commercially reasonable efforts to obtain, prior to the Closing, the consent and approval (in a form reasonably approved by Citadel) of any third parties whose consent or approval is necessary in connection with the consummation of the transactions contemplated hereby, with respect to the Real Property Leases and Contracts which require such consent. If any such consent or approval is not obtained, the Company will use commercially reasonable efforts (not involving the payment of money to any Person) to secure an arrangement reasonably satisfactory to Citadel intended to provide for Citadel following the Closing the benefits under each Real Property Leases and Contract for which such consent or approval is not obtained; provided, however, that Citadel shall have the right to terminate this Agreement as a result of any failure by the Company to obtain any such consent or approval for each Real Property Lease and Contract marked with an asterisk in Section 3.9 of Company's Disclosure Schedule (collectively, the "Mandatory Consents"), if alternative arrangements are not reasonably satisfactory to Citadel.

         Nothing in this Agreement will constitute a transfer or an attempted transfer of any Contract which by its terms or under applicable law or governmental rules or regulations requires the consent or approval of a third party (including, without limitation, a Governmental Authority) unless such consent or approval is obtained.

         6.13 Trade Schedule. Deliver to Citadel at the Closing a schedule accurate in all material respects of Trade Liabilities and Trade Receivables existing as of a date not more than five days prior to the Closing. As of the Closing Date, the Trade Liabilities shall not exceed the Trade Receivables.

         6.14 Phase I Site Assessments and Other Reports. Cooperate with Citadel in performing or commissioning Phase I Site Assessments of the Real Property and such other studies, tests or reports of the Real Property and Leaseholds as Citadel may reasonably require and provide copies of the written reports and/or results to Citadel promptly after they become available to the Company. Such assessments, studies, tests and reports shall be performed by an environmental company reasonably acceptable to BBH and Citadel. The cost and expense of such assessments, studies, tests and reports shall be split equally between Citadel, on the one hand, and the Company, on the other. If any of the assessments, studies, tests or reports indicate that any Real Property contains one or more conditions of Environmental Noncompliance, the Company shall promptly take such actions as are necessary pursuant to applicable Environmental Laws and shall use its commercially reasonable efforts, prior to the Closing, in connection with the closure or remediation of such conditions as required by applicable Environmental Laws.

         6.15 Title Insurance and Surveys. Use its commercially reasonable efforts to cooperate with Citadel in causing each parcel of the Real Property to be surveyed by a registered professional surveyor (who shall be reasonably acceptable to BBH and Citadel) and in causing such ALTA surveys (which shall be in form satisfactory to remove the standard survey exception from the Owner's and Mortgagee's title insurance policies) to be delivered to Citadel at or prior to the Closing. The cost and expense of such surveys shall be split equally between Citadel, on the one hand, and the Stockholders, on the other. Citadel shall be responsible for the cost of all title insurance premiums. In addition, the Company shall use its commercially reasonable efforts to cooperate with Citadel in obtaining, at or prior to Closing, title insurance on the Real Property from a nationally recognized title insurance company acceptable to Citadel and its lenders in their reasonable judgment.

         6.16 Profit Sharing Plan. Terminate the Bloomington Broadcasting Corporation Profit Sharing Plan effective no later than the day prior to the Closing (contingent on the occurrence of the Closing) and submit to the Internal Revenue Service a determination letter application on the termination. BBH shall deliver evidence, reasonably acceptable to Citadel, of such termination and submission. No distributions shall be made from such plan until receipt of a favorable determination letter from the Internal Revenue Service.

                                    SECTION 7

                            NEGATIVE COVENANTS OF BBH

         From and after the date of this Agreement and until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, BBH shall not take, or cause or permit to be taken, any of the following actions without the prior approval of Citadel, which may not be unreasonably withheld:

         7.1 Sales, Transfers and Liens. Make any sale, transfer, assignment, conveyance, mortgage, hypothecation, encumbrance or other placement of any Lien on any of the Assets, except in the ordinary course of business and which do not materially interfere with the operations of the Stations, and which, in the case of a sale, transfer or assignment, is replaced with a comparable asset, and, in the case of a conveyance, mortgage, hypothecation, encumbrance or other Lien, is released at or prior to the Closing (unless it constitutes a Permitted Encumbrance).

         7.2 Contracts. Other than in the ordinary course of business consistent with past practices, amend, terminate, renew or fail to renew any of the Contracts or Real Property Leases (including any renewal or termination resulting from the failure to provide, after the date of this Agreement, timely notice of nonrenewal or termination as required by the terms of any of the Contracts or Real Property Leases).

         7.3 Breaches; Defaults. Do any act or omit to do any act, or permit any act or omission to occur, that will cause a breach of any contract, commitment or obligation of it except as would not, individually or in the aggregate, have a Material Adverse Effect.

         7.4 Obligations. Incur any Obligations (including without limitation any additional Indebtedness for Borrowed Money) except in the ordinary course of business in a manner consistent with past practices or pursuant to the Credit Agreement.

         7.5 Salary Increases. Increase any salary, other payments, disbursement or distributions in any manner or form to any employees of the Company except (a) in the ordinary course of business consistent with past practices or (b) in accordance with the existing terms of contracts entered into prior to the date of this Agreement.

         7.6 Non-Solicitation. Directly or indirectly solicit or negotiate with any Person (other than a party hereto) or accept any proposal to acquire the Company or any of the Stations in whole or in part, including without limitation an acquisition of all or substantially all of the assets of the Company or any equity in the Company (including the Shares). Prior to the Closing, (a) BBH shall not sell, assign, pledge or otherwise transfer any of the capital stock of BBC and (b) BBC shall not sell, assign, pledge or otherwise transfer any of the capital stock of any of the Operating Subsidiaries, except for the existing pledge of such stock pursuant to the Credit Agreement.

         7.7 Issuance of Securities. Issue any shares of capital stock or any other securities of BBH, BBC or any of the Operating Subsidiaries.

         7.8 Dividends. Declare or pay any dividend or make any other distribution (of Cash or any other asset of the Company) to the Stockholders in respect of their equity in the Company.


                                    SECTION 8

                          COVENANTS OF THE STOCKHOLDERS

         From and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Stockholders (as to itself or himself only) covenants and agrees with Citadel as follows:

         8.1 Compliance with Law. The Stockholders shall comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         8.2 Notice. The Stockholders shall promptly notify Citadel in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty made by the Stockholders in this Agreement.

         8.3 Non-Solicitation. The Stockholders shall not directly or indirectly solicit or negotiate with any Person (other than a party hereto) or accept any proposal to acquire the

Company or any of the Stations in whole or in part, including without limitation an acquisition of all or substantially all of the assets of the Company or any equity in the Company (including the Shares). Prior to the Closing, the Stockholders shall not sell, assign, pledge or otherwise transfer any of the Shares.

                                    SECTION 9

                              COVENANTS OF CITADEL

         From and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Citadel covenants and agrees with the Stockholders to:

         9.1 Compliance with Law. Comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         9.2 Notice. Promptly notify the Stockholders in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty made by Citadel in this Agreement.

                                   SECTION 10

                       ADDITIONAL COVENANTS OF THE PARTIES

         10.1 Application for Transfer of Control. As promptly as practicable after the date of this Agreement, and in no event later than 10 days after the date of this Agreement, the Company and Citadel shall file applications (collectively, the "FCC Applications") with the FCC to approve the transfer of control of the Stations from the Company to Citadel (the "FCC Approval"). Citadel shall have primary responsibility for filing the FCC Applications. The parties agree that they shall jointly prosecute the FCC Applications (and shall cooperate with each other in the timely prosecution thereof), in good faith and with due diligence, and within the time allowed therefor by the rules and regulations of the FCC. The Company and Citadel shall each promptly take all necessary actions on its or their part to obtain the FCC Approval. Citadel shall advance the filing fee for the FCC Applications, and the Stockholders shall reimburse Citadel for one-half of such filing fee at the Closing (or upon the earlier termination of this Agreement). Subject to Section 16.7, all other costs and expenses incurred by each party in connection with the filing and prosecution of the FCC Applications shall be paid by the party incurring the cost or expense.

         10.2 Brokerage. Each of the parties hereto represents and warrants to each other that, except for Broker, no Person has provided services as a broker, agent or finder in connection with the transactions contemplated by this Agreement. As between the parties hereto, the

Stockholders are fully responsible for the payment of, and shall pay at the Closing, the entire broker's fee due to Broker in connection with the transactions contemplated hereby. Each of the parties hereto shall each indemnify and hold harmless the other parties hereto for any and all claims or expenses, including attorneys' fees, asserted by any Person other than Broker purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with the transactions contemplated by this Agreement.

         10.3     [Intentionally Omitted]

         10.4 Actions With FCC. In the event any investigation, order to show cause, notice of violation, notice of apparent liability or a forfeiture, material complaint, petition to deny or informal objection is instituted or filed against any party hereto (whether in connection with the proceedings to approve the FCC Applications or otherwise), such party shall promptly notify the other parties hereto in writing of such occurrence and shall thereafter promptly take all reasonable measures to contest the same in good faith and seek the removal or favorable resolution of such action, order, notice or complaint.

         10.5 Cooperation. During the seven-year period immediately after the Closing, Citadel shall cooperate with the Stockholders in providing them all information reasonably requested and permitting them access to all records relating to the period of ownership of the Stations prior to the Closing. The cost and expense in providing or permitting access to information hereunder shall be borne by the Stockholders. The Stockholders, as a condition to being provided with access to information hereunder, shall, at the request of Citadel, execute a confidentiality agreement in form and substance reasonably acceptable to Citadel in its reasonable discretion. Citadel may discard any such records after such seven-year period if (i) Citadel notifies the Stockholders of Citadel's intent to discard such records and (ii) the Stockholders do not, within 30 days after receipt of such notice, make arrangements to take possession of such records from Citadel.

         10.6 HSR Filing. As promptly as practicable after the date of this Agreement, and in no event later than 15 business days after the date of this Agreement, the parties hereto shall complete and submit any filing that may be required pursuant to the HSR Act (the "HSR Filing"). The parties hereto shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, in order to comply with the requirements of the HSR Act and to secure the expiration or termination of all applicable waiting periods under the HSR Act. The parties hereto shall use their best efforts to resolve objections, if any, that may be asserted under the HSR Act or any other antitrust law in connection with the transactions contemplated hereby. Citadel shall advance the filing fee applicable to any HSR Filing, and the Stockholders shall reimburse Citadel for one-half of such filing fee at the Closing (or upon the earlier termination of this Agreement). Subject to Section 16.7, all other costs and expenses incurred by each party in connection with the filing and prosecution of any HSR Filing shall be paid by the party incurring the cost or expense.

         10.7 Confidentiality. Each of the parties hereto will hold in confidence, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold in confidence, all non-public information received from another party hereto (collectively, "Confidential Information "); provided, however, that the term "Confidential Information" does not include any information which (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the party hereto which received such information (the "Recipient")), (b) was available to the Recipient from a source other than the other parties hereto or (c) has been independently acquired or developed by the Recipient without violating any of its obligations under this Agreement. The obligation to keep Confidential Information confidential shall not apply to any information that is required to be disclosed pursuant to any court action or any proceeding before a Governmental Authority. In the event this Agreement is terminated for any reason, each party hereto, upon the request of another party hereto, shall promptly return to the requesting party all copies of Confidential Information in its possession and shall destroy all analysis, studies and documents prepared by it which contain any Confidential Information.

         10.8 Public Announcements. Citadel and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         10.9     No Inconsistent Action. No party hereto shall take any action
(a) inconsistent with his or its obligations under this Agreement or (b) that would hinder or delay the consummation of the transactions contemplated by this Agreement. In furtherance of the foregoing, from and after the date of this Agreement and until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, Citadel shall not acquire, or enter into any agreement to acquire, any radio station in any of the Markets unless Citadel has obtained the prior written consent of the Stockholder Rep, which consent shall not be unreasonably withheld or delayed.

         10.10 Pending Acquisition. Tri-Cities Sub is a party to an Asset Purchase Agreement dated as of January 10, 2000 (the "WGOC Agreement") with J.
T. Parker Broadcasting Corporation (the "WGOC Owner"), pursuant to which Tri-Cities Sub has agreed to acquire substantially all of the assets of WGOC(AM) licensed to Blountville, Tennessee ("WGOC") for approximately $850,000.00 (the "Pending Acquisition"). Tri-Cities Sub and the WGOC Owner are also parties to a Time Brokerage Agreement dated January 10, 2000 (the "WGOC TBA"), pursuant to which Tri-Cities Sub has agreed to provide various services to the WGOC Owner relating to WGOC. The Company shall use commercially reasonable efforts to consummate the Pending Acquisition prior to the Closing in accordance with and subject to the terms and conditions of the WGOC Agreement. In the event the Pending Acquisition has been consummated prior to the Closing, from and after the date on which the Pending Acquisition is consummated, the term "Stations" and "Assets" shall include, respectively, WGOC and all of the assets relating thereto; provided, however, for purposes of such inclusion, Citadel acknowledges that the Company intends to operate WGOC consistent with the Company's past practices.

         10.11    Stockholder Documents. The Company and the Stockholders hereby
(a) irrevocably waive any redemption rights, conversion rights, rights of first offer, call rights, put rights, go-along rights and other similar rights and restrictions (but excluding any vesting rights) set forth in the Stockholder Documents or BBH's certificate of incorporation, as amended, solely with respect to and solely to the extent arising as a result of the execution, delivery and/or performance of this Agreement; and (b) agree that, effective as of the Closing and without the need for any further action, each of the Stockholder Documents shall automatically and irrevocably terminate, and any rights and obligations thereunder shall be deemed extinguished.

                                   SECTION 11

                                   THE CLOSING

         11.1 Closing Date. The Closing shall occur on a date mutually selected by the Company and Citadel which is within 10 business days following the later of (a) the date on which the FCC Approval has become a Final Order or
(b) the date on which all applicable waiting periods under the HSR Act have expired or been terminated. The Closing shall begin at 10:00 a.m., local time, on the date of the Closing (the "Closing Date") at the offices of Eckert Seamans Cherin & Mellott, LLC, 600 Grant Street, 44th Floor, Pittsburgh, Pennsylvania 15219, counsel for Citadel, or on such other date and at such other time and place as the parties may agree in writing.

         11.2 Actions to be Taken at the Closing. The following actions shall be taken at the Closing:

                  (a) Delivery of Purchase Price. Citadel shall deliver to the Stockholders the Purchase Price in accordance with Section 2.2.

                  (b) Payment of Senior Debt and Subordinated Debt. Citadel shall pay and discharge in full the Senior Debt and the Subordinated Debt.

                  (c) Delivery of Documents. Each of the parties shall deliver to the other parties all agreements, certificates and other documents required to be delivered by it or him pursuant to the terms of this Agreement or as a condition precedent to the other parties' obligations under this Agreement, including without limitation the following:

                           (i) The Company shall execute and deliver the Closing
Certificate.

                           (ii) The Stockholders shall deliver stock
certificates evidencing the Shares, together with duly executed stock powers.

                           (iii) The Company shall deliver resignations of each
officer and director of BBH, BBC and the Operating Subsidiaries.

                                   SECTION 12

            CONDITIONS TO THE OBLIGATION OF BBH AND THE STOCKHOLDERS

         The obligation of BBH and the Stockholders to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by them in their sole discretion (other than those set forth in Sections 12.6 and 12.7):

         12.1 Opinion of Citadel's Counsel. The Stockholders shall have received an opinion of counsel for Citadel, dated the Closing Date, in form and substance reasonably satisfactory to the Stockholders, as to the matters set forth on Exhibit B hereto.

         12.2 Representations, Warranties and Covenants. The representations and warranties of Citadel contained herein shall be true and correct in all material respects at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects at and as of the time or times specified); provided, however, that to the extent any of such representations or warranties is modified by a materiality standard or by reference to Material Adverse Effect, such representation or warranty shall be true and correct as set forth therein as of the date hereof and as of the Closing Date. Citadel shall have complied in all material respects with all of its covenants, undertakings and agreements contained herein to be complied with at or prior to the Closing; provided, however, that to the extent any of such covenants, undertakings or agreements is modified by a materiality standard or by reference to Material Adverse Effect, such covenant, undertaking or agreement shall have been complied with in all respects. Citadel shall have delivered to the Stockholders a certificate confirming the matters set forth in this Section 12.2, which certificate shall be dated the Closing Date and signed by an officer of Citadel.

         12.3 No Litigation. No injunction relating to any action, suit or proceeding against Citadel, the Company or the Stockholders prohibiting the consummation of any of the transactions contemplated by this Agreement or any action by any Governmental Authority shall have been issued and remain in effect.

         12.4 Other Certificates. The Stockholders shall have received a certificate as to the good standing of Citadel in the State of Nevada, as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Stockholders, as the Stockholders shall have reasonably requested in connection with the transactions contemplated hereby.

         12.5 Corporate Action. All corporate action necessary to authorize the execution, delivery and performance by Citadel of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by Citadel, and Citadel shall have delivered to the Stockholders certified copies of the resolutions of Citadel's board of directors authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of their officers and employees in carrying out the terms and provisions of this Agreement.

         12.6 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         12.7 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.


                                   SECTION 13

                     CONDITIONS TO THE OBLIGATION OF CITADEL

         The obligation of Citadel to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Citadel in its sole discretion (other than those set forth in Sections 13.7 and 13.8):

         13.1 Opinion of the Company's and the Stockholders' Counsel. Citadel shall have received one or more opinions of counsel for the Company and the Stockholders dated the Closing Date, in form and substance reasonably satisfactory to Citadel, as to the matters set forth on Exhibit C hereto.

         13.2 Representations, Warranties and Covenants. The representations and warranties of BBH and the Stockholders contained herein shall be true and correct in all material respects at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects at and as of the time or times specified); provided, however, that to the extent any of such representations or warranties is modified by a materiality standard or by reference to Material Adverse Effect, such representation or warranty shall be true and correct as set forth therein as of the date hereof and as of the Closing Date. BBH and the Stockholders shall have complied in all material respects with all of their covenants, undertaking and agreements contained herein to be complied with at or prior to the Closing; provided, however, that to the extent any of such covenants, undertakings or agreements is modified by a materiality standard or by reference to Material Adverse Effect, such covenant, undertaking or agreement shall have been complied with in all respects . BBH and the Stockholders shall have delivered to Citadel a certificate confirming the matters set forth in this
Section 13.2, which certificate shall be dated the Closing Date and signed by or on behalf of each Stockholder and BBH.

         13.3 No Litigation. No injunction relating to any action, suit or proceeding against the Company, the Stockholders or Citadel prohibiting the consummation of any of the transactions contemplated by this Agreement or any action by any Governmental Authority shall have been issued and remain in effect.

         13.4 Other Certificates. Citadel shall have received a certificate as to the good standing of BBH, BBC and each of the Operating Subsidiaries as a corporation in each state where organized and qualified, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents, in form and substance reasonably satisfactory to Citadel, as Citadel shall have reasonably requested in connection with the transactions contemplated by this Agreement.

         13.5 Corporate Action. All action necessary to authorize the execution, delivery and performance by BBH and each Stockholder (other than individuals) of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by BBH and such Stockholders, and BBH and such Stockholders shall have delivered to Citadel certified copies of the resolutions authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of their officers and employees in carrying out the terms and provisions of this Agreement.

         13.6 Mandatory Consents. All Mandatory Consents shall have been obtained (except as otherwise provided in Section 6.12).

         13.7 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         13.8 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.


                                   SECTION 14

                                 INDEMNIFICATION

         14.1 Indemnification by the Stockholders. Subject to the limitations and procedures set forth in this Section 14 and in Section 15.3, each Stockholder, severally to the extent of such Stockholder's percentage ownership of BBH as of the Closing Date as set forth in the Equity Percentage Letter (or in accordance with Schedule 1 hereto if the Equity Percentage Letter is not delivered), and not jointly, shall indemnify and hold harmless Citadel and its stockholders, officers, directors and employees from and against all losses, claims, demands, damages, liabilities, obligations, costs and/or expenses, including without limitation reasonable fees and disbursements of counsel (hereinafter referred to collectively as "Damages"), which are sustained or incurred by Citadel, to the extent that such Damages are sustained or incurred by reason of (a) the breach of any of the obligations or covenants of BBH or such Stockholder in this Agreement, (b) the breach of any of the representations or warranties made by BBH or such Stockholder in this Agreement,
(c) any inaccuracy in the Closing Certificate or any other document delivered by BBH or such Stockholder at the Closing pursuant to this Agreement, (d) the matters set forth in Section 3.22 of Company's Disclosure Schedule, net of (i) insurance proceeds actually received by Citadel and (ii) amounts actually received by Citadel from escrow, with respect to such matters, or (e) item no. 3 set forth in Section 3.25 of Company's Disclosure

Schedule (provided, however, that the indemnification obligation pursuant to this clause (e) shall survive for a period of 36 months after the Closing Date).

         14.2 Indemnification by Citadel. Subject to the limitations and procedures set forth in this Section 14, Citadel shall indemnify and hold harmless the Stockholders and their respective partners, stockholders, officers, directors and employees from and against any and all Damages sustained or incurred by them, to the extent that such Damages are sustained or incurred by reason of (a) the breach of any of the obligations or covenants of Citadel in this Agreement or (b) the breach of any of the representations or warranties made by Citadel in this Agreement.

         14.3 Procedure for Indemnification. In the event that any party to this Agreement shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section 14 or any other provision of this Agreement, the party indemnified hereunder (the "Indemnitee") shall notify the party providing indemnification (the "Indemnitor") promptly. In the case of third party claims, such notice shall in any event be given within 10 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor assumes the defense of the claim, the Indemnitor shall have the right and obligation (a) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (b) to take all other required steps or proceedings to settle or defend any such claims, and (c) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, and assert against the Indemnitor any rights or claims to which the Indemnitee is entitled. Payment of Damages shall be made within 10 days of a final determination of a claim.

         A final determination of a disputed claim shall be (a) a judgment of any court determining the validity of disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (b) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within to move to set such award aside has elapsed, (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys,
(d) a written acknowledgment of the Indemnitor that it no longer disputes the validity of such claim, or (e) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

         14.4     Survival.

                  (a) The Stockholders. Each of the representations and warranties made by BBH and the Stockholders in this Agreement shall survive for a period of 18 months after the

Closing Date, notwithstanding any investigation at any time made by or on behalf of Citadel, and upon the expiration of such 18-month period such representations and warranties shall expire except as follows: (i) the representations and warranties contained in Sections 3.1 through 3.9, 3.12, 3.15(a), 3.15(f)(i), 3.18, 3.25, 3.26, 4.1 and 4.2 shall expire upon the earlier to occur of (x) the date which is 36 months after the Closing Date and (y) the expiration of the statute of limitations applicable to the pertinent claim; and (ii) the representations and warranties contained in Section 4.3 shall not expire but shall continue indefinitely. No claim for the recovery of Damages may be asserted by Citadel against the Stockholders after such representations and warranties shall thus expire; provided, however, that claims for Damages first asserted in writing within the applicable period shall not thereafter be barred.

                  (b) Citadel. Each of the representations and warranties made by Citadel in this Agreement shall survive for a period of 18 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Stockholders, and upon the expiration of such 18-month period such representations and warranties shall expire, except that the representations and warranties of Citadel contained in Sections 5.1 and 5.2 shall expire upon the earlier to occur of (x) the date which is 36 months after the Closing Date and
(y) the expiration of the statute of limitations applicable to the pertinent claim. No claim for the recovery of Damages may be asserted by the Stockholders against Citadel or its successors in interest after such representations and warranties shall thus expire; provided, however, that claims for Damages first asserted in writing within the applicable period shall not thereafter be barred.

         14.5 Limitation of Stockholders' Liability. Notwithstanding anything in this Agreement to the contrary (other than Section 15.3), the obligation of the Stockholders to indemnify Citadel shall be subject to the following:

                  (a) Threshold. Citadel shall not be entitled to recover Damages pursuant to clause (b) or (e) of Section 14.1 (other than Damages arising by reason of a breach of the representations and warranties made in
Section 4.3) until the aggregate of all such Damages suffered by Citadel (excluding Pre-Closing Damages of $500,000 or less) exceeds $500,000 (the "Threshold"); provided, however, that once such aggregate exceeds the Threshold, Citadel may recover all such Damages (excluding Pre-Closing Damages of $500,000 or less) suffered since the Closing Date without regard to the Threshold.

                  (b) Ceiling. Citadel shall not be entitled to recover Damages pursuant to Section 14.1 in excess of $40,000,000; provided, however, that with respect to Damages arising by reason of a breach of the representations and warranties made in Section 4.3, Citadel shall not be entitled to recover Damages in excess of the Purchase Price.

                  (c) Exclusive Remedy. Except as provided in Section 15 and except with respect to any claim for Damages relating to any fraudulent breach of a representation, warranty or covenant of BBH or the Stockholders, subsequent to the Closing, indemnification under this Section 14 shall be the exclusive remedy of Citadel with respect to any legal, equitable or other claim for relief based upon this Agreement.

                  (d) Exceptions. The limitations set forth in this Section 14.5 shall not apply with respect to any claim for Damages relating to any fraudulent breach of a representation, warranty or covenant of BBH or the Stockholders, nor shall there be any survival limitation for any such claim.

         14.6 Limitation of Citadel's Liability. Notwithstanding anything in this Agreement to the contrary, the obligation of Citadel to indemnify the Stockholders shall be subject to the following:

                  (a) Threshold. The Stockholders shall not be entitled to recover Damages pursuant to clause (b) of Section 14.2 until the aggregate of all such Damages suffered by the Stockholders exceeds the Threshold; provided, however, that once such aggregate exceeds the Threshold, the Stockholders may recover all such Damages suffered since the Closing Date without regard to the Threshold.

                  (b) Ceiling. The Stockholders shall not be entitled to recover Damages pursuant to Section 14.2 in excess of $40,000,000.

                  (c) Exclusive Remedy. Except as provided in Section 15 and except with respect to any claim for Damages relating to any fraudulent breach of a representation, warranty or covenant of Citadel, subsequent to the Closing, indemnification under this Section 14 shall be the exclusive remedy of the Stockholders with respect to any legal, equitable or other claim for relief based upon this Agreement.

                  (d) Exceptions. The limitations set forth in this Section 14.6 shall not apply with respect to any claim for Damages relating to any fraudulent breach of a representation, warranty or covenant of Citadel, nor shall there be any survival limitation for any such claim.

                                   SECTION 15

                  TERMINATION OF AGREEMENT; ADDITIONAL REMEDIES

         15.1 Manner. This Agreement and the transactions contemplated hereby may be terminated prior to completion of the Closing:

                  (a) by mutual written consent of Citadel, BBH and the Stockholders;

                  (b) by either Citadel, BBH or the Stockholders upon providing written notice to the other party at any time after the first anniversary of the date of this Agreement if the FCC Approval has not been granted by the FCC, but only if the party providing such notice is not then in material breach of this Agreement;

                  (c) by Citadel, upon providing written notice to BBH and the Stockholders, if as of the Closing Date any of the conditions in Section 13 (except Section 13.7 or 13.8) has not been satisfied or waived by Citadel in writing, provided (i) Citadel is not then in material breach of this Agreement and (ii) BBH and the Stockholders have not cured the breach or default giving rise to such failed condition within 15 days after delivery of such written notice;

                  (d) by BBH and the Stockholders, upon providing written notice to Citadel, if as of the Closing Date any of the conditions in Section 12 (except Section 12.6 or 12.7) has not been satisfied or waived by BBH and the Stockholders in writing, provided (i) BBH and the Stockholders are not then in material breach of this Agreement and (ii) Citadel has not cured the breach or default giving rise to such failed condition within 15 days after delivery of such written notice;

                  (e) by BBH and the Stockholders, upon providing written notice to Citadel, if Citadel fails to consummate the transactions contemplated hereby after all conditions in Section 13 have been satisfied, provided BBH and the Stockholders are not then in material breach of this Agreement;

                  (f) by Citadel, upon providing written notice to BBH and the Stockholders, if BBH or the Stockholders fail to consummate the transactions contemplated hereby after all conditions in Section 12 have been satisfied, provided Citadel is not then in material breach of this Agreement;

                  (g) by Citadel, BBH or the Stockholders upon denial by the FCC of the FCC Applications; or

                  (h) by Citadel, BBH or the Stockholders if any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other actions shall have become final and non-appealable.

         15.2     Additional Remedies.

                  (a) In the event of the termination of this Agreement by BBH and the Stockholders pursuant to Section 15.1(d) or 15.1(e) (any such event being a "Draw Condition"), BBH shall be entitled to draw upon and receive the proceeds of the Letter of Credit; provided, however, that such proceeds shall not constitute liquidated damages and BBH and the Stockholders shall be entitled to recover only actual damages (including not only the costs incurred by BBH or any Stockholder but any losses suffered by reason of realizing less than the Purchase Price upon any subsequent sale of the Company (i.e., the so-called "benefit of the bargain" or expectancy damages)) they suffer as a result of such termination and the breach relating to such damages. In the event of any other termination of this Agreement pursuant to any other provision of Section 15.1, Citadel shall be entitled to a return of, and BBH shall return to Citadel, the original Letter of Credit for cancellation.

                  (b) The parties recognize and agree that Citadel has relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereby, that the rights and benefits conferred upon Citadel herein are unique, and that damages may not be adequate to compensate Citadel in the event BBH or the Stockholders improperly refuse to consummate the transactions contemplated hereby. The parties therefore agree that Citadel shall be entitled, at its option and in lieu of terminating this Agreement pursuant to Section 15.1, to have this Agreement specifically enforced by a court of competent jurisdiction in addition all other remedies available at law or in equity; provided, however, that Citadel may not specifically enforce this Agreement if Citadel has previously terminated this Agreement and received the original Letter of Credit.

         15.3 Pre-Closing Damages. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, the Company shall deliver to Citadel in writing a supplement (the "Company's Disclosure Supplement") which shall set forth (x) inaccuracies in, or other breaches of, the representations and warranties of the Company and the Stockholders contained herein as of the date hereof and as of immediately prior to the Closing, (y) the failure of the Company or the Stockholders to comply with their respective covenants, undertakings and agreements contained herein and (z) the aggregate amount of Damages (collectively, "Pre-Closing Damages") which Citadel could reasonably be expected to incur as a result of the matters described in clauses (x) and (y) above. The Stockholders shall not have any liability to Citadel or its stockholders, officers, directors or employees with respect to Pre-Closing Damages which are equal to or less than $500,000 in the aggregate, and from and after the Closing, Citadel shall be liable for such Pre-Closing Damages (to the extent less than or equal to $500,000). The parties hereto acknowledge and agree that this Section 15.3 shall function independently of the Threshold under
Section 14.5 and Pre-Closing Damages for which Citadel becomes liable hereunder shall not be included in any calculation of the Threshold pursuant to Section 14.5.

                                   SECTION 16

                                     GENERAL

         16.1 Survival of Representations and Warranties. Each representation and warranty herein contained shall survive the Closing for the periods described in Section 14.4, notwithstanding any investigation at any time made by or on behalf of any party to this Agreement.

         16.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Nevada.

         16.3 Notices. Any notices or other communications required or permitted under this Agreement shall be delivered personally or sent by registered or certified mail, postage prepaid, delivered by overnight delivery or sent by facsimile, addressed as follows:

     To Citadel:           Citadel Broadcasting Company
                           7201 West Lake Mead Boulevard
                           Suite 400
                           Las Vegas, Nevada  89128
                           Attn:    Donna L. Heffner
                           Fax:     (702) 804-5936

     With copy to:         Eckert Seamans Cherin & Mellott, LLC
                           600 Grant Street, 44th Floor
                           Pittsburgh, Pennsylvania 15219
                           Attn:    Gregory A. Weingart, Esq.
                           Fax:     (412) 566-6099

     To the Stockholders:  Media/Communications Partners III Limited Partnership
                           One Liberty Square
                           13th Floor
                           Boston, Massachusetts 02109
                           Attn:  Stephen F. Gormley
                           Fax:  (617) 790-9401

     With copy to:         Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, Massachusetts  02109
                           Attn:    David F. Dietz, P.C.
                           Fax:     (617) 523-1231

or such other addresses as shall be similarly furnished in writing by either party. Such notices or communications shall be deemed to have been given as of the date of personal delivery, or if mailed, the date the return receipt is signed or the date on which delivery is refused, or if delivered by overnight delivery or facsimile, on the date of receipt.

         16.4 Entire Agreement. This instrument supersedes all prior communications, understandings and agreements of or among the parties with respect to the subject matter of this Agreement and contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement. Except as otherwise set forth in this Agreement, there are no other representations, warranties or covenants of any party hereto with respect to the subject matter of this Agreement.

         16.5 Headings. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

         16.6 Schedules and Exhibits. All schedules and exhibits annexed to this Agreement are hereby incorporated in this Agreement by this reference.

         16.7 Expenses. Each party shall bear its or his own costs and expenses incurred by it or him in connection with the transactions contemplated by this Agreement; provided, however, that the Stockholders shall bear all of the costs and expenses incurred by the Company in connection with the transactions contemplated hereby.

         16.8 Amendment. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties or, in the case of a waiver, by the party waiving compliance.

         16.9 Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision of this Agreement at any time thereafter.

         16.10 Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any party without the prior written consent, in its or his sole discretion, of each other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation under this Agreement.

         16.11 Prior Control. Until the Closing, the Company shall maintain control of each Station.

         16.12 Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which together shall constitute a single instrument. Signatures on this Agreement transmitted by facsimile shall be deemed to be original signatures for all purposes of this Agreement.

         16.13 Company Obligations. Prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, BBH shall be responsible for all representations, warranties, obligations, undertakings and agreements of the Company herein.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                     BLOOMINGTON BROADCASTING HOLDINGS, INC.

                                     By:      /s/ Ken Maness
                                        ----------------------------------------
                                     Title:   President
                                           -------------------------------------



                                     MEDIA/COMMUNICATIONS PARTNERS III
                                     LIMITED PARTNERSHIP

                                     By: M/C III L.L.C., General Partner

                                         By:      /s/ Stephen F. Gormley
                                            ------------------------------------
                                         Title:   Manager
                                               ---------------------------------



                                     M/C INVESTORS L.L.C.

                                     By:      /s/ Stephen F. Gormley
                                        ----------------------------------------
                                     Title:   Manager
                                           -------------------------------------



                                     FIRST UNION CAPITAL PARTNERS

                                     By:      /s/ Scott Perper
                                        ----------------------------------------
                                     Title:   Senior Vice President
                                           -------------------------------------



                                     BLOOMINGTON BROADCASTING CORP.
                                     EMPLOYEES PROFIT SHARE 401(k)

                                     By: /s/ Chris Ralb, Trustee
                                        ---------------


                                         By:      IAA Trust Company
                                            ------------------------------------
                                         Title:   Assistant Trust Officer
                                               ---------------------------------

                       [Signatures continued on next page]

                    [Signatures continued from previous page]



                                     /s/ Kenneth H. Maness
                                     -------------------------------------------
                                     Kenneth H. Maness

                                     /s/ Richard D. Johnson
                                     -------------------------------------------
                                     Richard D. Johnson

                                     /s/ William L. McElveen
                                     -------------------------------------------
                                     William L. McElveen

                                     /s/ Donald G. Munson
                                     -------------------------------------------
                                     Donald G. Munson

                                     /s/ Dan Brown
                                     -------------------------------------------
                                     Dan Brown

                                     /s/ Donald Raines
                                     -------------------------------------------
                                     Donald Raines

                                     /s/ Barclay A. Brandmiller
                                     -------------------------------------------
                                     Barclay A. Brandmiller



                                     CITADEL BROADCASTING COMPANY

                                     By:      /s/ Lawrence R. Wilson
                                        ----------------------------------------
                                     Title:   Chief Executive Officer
                                           -------------------------------------

                         Index of Schedules and Exhibits


Schedule 1  -   Stockholders
Schedule 2  -   Stations
Schedule 3  -   Citadel's Disclosure Schedule
Schedule 4  -   Company's Disclosure Schedule

Exhibit A   -   Letter of Credit
Exhibit B   -   Form of Opinion of Counsel for Citadel
Exhibit C   -   Form of Opinion of Counsel for the Company and the Stockholders

[Pursuant to Regulation S-K Item 601(b)(2), Registrant agrees to furnish supplementally a copy of these schedules and exhibits to the Securities and Exchange Commission upon request.]